Exhibit 10.26


            [Letterhead of American Express Company]


                                               January 30, 1998




Nippon Life Insurance Company
1251 Avenue of the Americas
New York, New York  10029-1198

Attention:  Mr. Hideichiro Kobayashi

Ladies and Gentlemen:

     We refer to the Investment Agreement, dated as of April 15, 1987, among American Express Company ("Amex"), Lehman Brothers Holdings Inc. ("Lehman") and Nippon Life Insurance Company ("Nippon Life"), the 1990 Agreement, dated as of June 12, 1990, between Amex and Nippon Life, the 1994 Agreement, dated April 28, 1994, among Amex, Lehman and Nippon Life and the letters dated January 22, 1997 and July 7, 1997, each between Amex and Nippon Life (collectively, the "Agreements").

     We agree that all remaining rights, obligations and agreements between Amex and Nippon Life contained in the Agreements and the exhibits and schedules thereto are terminated, including but not limited to any rights to exchange shares of Lehman preferred stock for Amex common shares contained in
Section 5.5 of the 1990 Agreement; provided, that (i) the registration rights contained in Exhibit 10 to the 1990 Agreement will continue in accordance with its terms with respect to one registration on Form S-3 relating to the 4,398,568 Amex common shares received by Nippon Life from Amex on December 16, 1997 under Section 5.5 of the 1990 Agreement and (ii) Section 10.6 of the 1990 Agreement shall survive and shall apply to Amex' payment described below.

     Amex and Nippon Life each waive, release and forever discharge each other from every claim, whether known or unknown, that it has or might have under any of the Agreements, except that the foregoing does not apply to any claim relating to the remaining registration right and the survival of Section 10.6 of the 1990 Agreement referred to in the prior paragraph.

     As consideration for such agreements, Amex agrees to pay to Nippon Life at the time this letter is executed the sum of $15,050,000.

     This letter does not affect or address any other agreements between the parties (including but not limited to the letter agreement dated May 27, 1994 relating to certain tax reimbursements) or our affiliates or any rights, obligations and agreements between one of us and any third party.

     This letter may not be varied orally, constitutes the entire agreement between the parties with respect to the subject matter contained herein and will be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

     Please confirm your agreement with the above by signing a counterpart of this letter and returning it to us, at which point this letter will become a binding agreement between us.


                              Very truly yours,

                              AMERICAN EXPRESS COMPANY



                              By:  /s/ Richard K. Goeltz
                                   ---------------------
                                   Richard K. Goeltz
                                   Vice Chairman and
                                   Chief Financial Officer



Agreed:

NIPPON LIFE INSURANCE COMPANY


By:  /s/ Hideichiro Kobayashi
     ------------------------
     Hideichiro Kobayashi
     Chief Representative


























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